EXHIBIT 10.7

PREVIEW SYSTEMS, INC.

OFFICER RETENTION, SEVERANCE,  AND ACCELERATED VESTING
AGREEMENT

Name:   Luke Hohmann                                                                       Date:   April 6, 2001

             Preview Systems wishes to provide you with an incentive to continue in the service of the Company through certain potential transactions and for a reasonable period of time thereafter.  If you wish to receive the benefits of the Retention Bonus, Severance and Accelerated Vesting Agreement, please sign the bottom of this letter indicating your acknowledgement and agreement to the terms described in this letter, and return it to HR no later than 5:00 p.m. on April 13, 2001.

Retention Bonus Amount:

Lump sum payment equal to six months of your base salary plus 50% of your target bonus for this year, reduced by applicable withholding taxes.

Severance Amount:

Lump sum payment equal to three months of your base salary plus 25% of your target bonus for this year, reduced by applicable withholding taxes.

Incentive Bonus Amount:

Lump sum payment equal to nine months of your base salary, reduced by applicable withholding taxes.

Accelerated Vesting:

             50% of unvested options or unvested stock subject to repurchase

Conditions for Receipt of the Retention Bonus:  You will receive the Retention Bonus if

One of the following circumstances applies to you:
•	You continue in the active full time employment of Preview until June 30, 2001; or

•	You are terminated from your employment by Preview other than for cause before June 30, 2001.

And you meet each of the following conditions:
•	You accept an offer of employment with an acquiring company made before June 30, 2001, providing for base salary at least equal to your current base salary and not requiring a change in location of your place of work in excess of 50 miles from your current place of work.

•	You maintain the confidentiality of this Retention Bonus offer.

•	You sign and return a general release of claims in a form provided by Preview Systems (a copy of which is attached) within the time frame described on the release.

Conditions for Receipt of the Severance Amount:

•	Your employment with the Company is terminated by the Company other than for cause, and other than on account of your commencement of employment with an acquiring company.

And you meet each of the following conditions:
•	You maintain the confidentiality of this Severance offer.

•	You sign and return a general release of claims in a form provided by Preview Systems (a copy of which is attached) within the time frame described on the release.

Conditions for Receipt of the Incentive Bonus:

•	You accept an offer of employment with an acquiring company.

•	You are in your position with the acquiring company as of December 15, 2001.

Conditions for Receipt of Accelerated Vesting:  You will receive the Acceleration of Vesting on the earlier of the following events:

•	You are employed by the Company immediately prior to the closing of a transaction involving the sale of substantially all of the Company’s assets or the acquisition of more than 50% of the voting shares of the Company’s stock.

•	Termination of your employment other than for cause, and you sign and return a general release of claims.

Preview Systems, Inc.

By:

Title: President & CEO

ACKNOWLEDGED AND ACCEPTED:

Date: